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                                                                   EXHIBIT 23(b)

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Wellman, Inc. for the registration of 4,502,143 shares of Series A Preferred Stock, 6,700,000 shares of Series B Preferred Stock, 2,500,000 warrants to purchase common stock, and 37,140,342 shares of common stock and to the incorporation by reference therein of our report dated February 20, 2004, with respect to the consolidated financial statements of Wellman International Limited and Subsidiaries incorporated by reference in the Annual Report (Form 10-K) of Wellman, Inc. for the year ended December 31, 2003 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.

/s/ KPMG
KPMG
Chartered Accountants
Registered Auditors
Dublin, Ireland

29 December 2004